Exhibit 10.12

Shanghai Pudong Development Bank	Maximum Mortgage Loan Contract

Contract No.: ZD7601200828152601

Shanghai Pudong Development Bank

Maximum Mortgage Loan Contract

Shanghai Pudong Development Bank	Maximum Mortgage Loan Contract

Maximum Mortgage Loan Contract

Mortgagor: Henan Kaifeng Desheng Boiler Co., Ltd.

Mortgagee: Shanghai Pudong Development Bank, Zhengzhou Branch

Whereas:

To insure that the debtor fulfills its obligations under the master contract (refer to article ten) and to insure the obligee’s rights of the loaner, the mortgagor voluntarily provides security guarantee with the mortgaged property and bears guarantee obligations of all debts under the master contract.

The mortgagee, after scrutiny, agrees to accept the security guarantee of the mortgagor. To clarify rights and obligations, the two parties hereby sign this contract.

Article I Mortgaged Property

Refer to article X.

Article II Principal Obligee’s Rights and Security Guarantee

I.	Obligee’s Rights Guaranteed

(1)	Details for obligee’s rights guaranteed are prescribed in article ten.
(2)	“Maturity” and “expiration” include announcing acceleration of maturity by the loaner.

II. Coverage of the Guarantee

In addition to the principal obligee’s rights in the contract, coverage of guarantee also includes interest (including “bank interest”, “default interest” and “compound interest”), penalty, damages, handling charges, insurance premiums, other expenses arising from the contract, expenses from realizing guarantee of rights and obligee’s rights by the mortgagee (including but not limited to disposal expenses, taxes, litigation costs, auction fee, expenses of execution, legal fee and traveling expenses), and the additional amount of security asked by the loaner after execution of the master contract.

III. Priority of Compensation

The mortgagee shall be entitled to the priority of compensation. The mortgagee may directly exercise lien under the contract without exercising other guarantee of right (if any) for the debtor. The mortgagor agrees that in any cases, no exercising or delayed exercising of rights (including but not limited to obligee’s rights, security interest and remedial rights of default) by the mortgagee does not constitute delaying in or abandon its rights, and does not prevent the mortgagee from exercising its rights under the contract.

IV. Changes of Master Contract

The rights and interest of mortgagee shall not be affected by grace period provided by the mortgagee to the mortgagor, any extended repayment, revision, change or substitution of master contract by the mortgagee and the debtor. Any occurrences herein shall be regarded as being approved by the mortgagor, and shall not hinder the fulfillment of obligation of the mortgagor. On condition that the master contract includes opening letter of credit, letter of guarantee or standby letter of credit, the loaner and the debtor may make any revision to the clauses hereinbefore, without obtaining the approval of or informing the mortgagor. The mortgagor’s obligation shall not be reduced.

Article III Registration of Mortgaged Property

I. The mortgagor shall handle registration formalities of the mortgaged property in property management authorities with the mortgagee, and deliver to the mortgagee guaranteed mortgage certificate and ownership certificate of the property upon the execution of the contract.

Shanghai Pudong Development Bank	Maximum Mortgage Loan Contract

At the instance of the mortgagee, the mortgagor shall handle enforceable notarization in the designated notary organ. The mortgagor shall voluntarily accept its execution.

II. Before the maturity of the contract, on condition that a confirmed registration is needed for maximum mortgage subject to the law of PRC, local regulations of the place of the mortgaged property, or regulatory documents, the mortgagor shall unconditionally handle confirmed registration formalities as required by the mortgagee.

III. Upon the maturity of the contract, on condition that the debtor and/or the mortgagor repay all debts guaranteed, the mortgagor shall deliver written application to the mortgagee within seven workdays of the bank. The mortgagor shall handle cancellation procedures after verification of the mortgagee and delivery of mortgage certificate and other certificates (if any).

Article IV Insurance of Mortgaged Property

I. Mortgagor’s obligations over the mortgaged property:

(1)	The mortgagor shall, as required by the mortgagee, handle insurance in the company and with the coverage affirmed by the mortgagee, and with the mortgagee as the insured or the first beneficiary within five days upon the execution of the contract.

(2)	On condition that the mortgagee may not be the insured or first beneficiary, the mortgagor shall handle formalities for interest assignment or change subject to clause (3) hereinafter.

(3)	On condition that the mortgagor has handled insurance before the signing of the contract, the mortgagor shall assign all the rights and interests (including all claims and payment of premiums) in the “insurance contract” to the mortgagee, or handle formalities for insurance interests assignment or change with the mortgagee as the insured or first beneficiary within five days upon the execution of this contract. The mortgagor shall regain its insurance interests after repayment of guarantee and make annotation on the insurance policy and the insurance contract.

II. The amount insured shall not be less than the amount of obligee’s rights guaranteed by the mortgaged property. The expiration date of insurance shall be six months later than the fulfillment of obligations under the master contract. Before full repayment of the debts under the master contract, the mortgagee has the right to require the mortgagor to continue buying insurance as prescribed hereon, until full repayment of debts under the master contract.

III. Before full repayment of debts by the debtor, in case of any insurance accident, all rights and interests under the insurance contract shall be accepted and allocated by the mortgagee. The premium and compensation shall be deposited to the account designated by the mortgagee as hypothecated assets under the master contract, and be paid upon the full repayment in advance or maturity of debts. Any balance shall belong to the mortgagor after full repayment of debts. On condition that the premium paid by the insurance company is not sufficient to cover the total damage or the damage is beyond insurance coverage, the mortgagee has the right to require the mortgagor pay additional compensation or add additional guarantee.

IV. The mortgagor shall deliver the original copy of “insurance contract” or other related legal documents to the mortgagee, pay premium and other expenses on time, comply with all requirements in the “insurance contract”, and provide the latest payment receipt of premium and any payment receipt related to insurance policy and premium.

Shanghai Pudong Development Bank	Maximum Mortgage Loan Contract

V. The mortgagor shall not make or permit others to make any revisions or changes to the “insurance contract” and other legal documents, relieve the obligation of insurance company, exercise the rights of termination of legal documents hereinbefore, abandon claims over default of legal documents, or violate obligations prescribed in the “insurance contract”.

VI. On condition that the mortgagor does not fulfill its obligations, the mortgagee shall buy insurance for the mortgagor (voluntarily). Expenses related shall be delivered to the mortgagee within seven days upon the acceptance of notice.

VII. The mortgagor shall pay premiums on time, and shall not suspend insurance. Otherwise, the mortgagee has the right to buy insurance for the mortgagor and pay premiums. The mortgagor shall pay the mortgagee fees and interests within seven days upon the notice of the mortgagee.

Article V Handling of Gage

I. On condition of any cases hereinafter, the mortgagee has the right to handle the gage in accordance with law to gain lien or replenish security.

(1)	Default of master contract by the debtor.

(2)	Occurrence of event where the loaner may realize obligee’s rights under the master contract.

(3)	Default by the mortgagor.

II. When realizing its obligee’s rights, the mortgagee has the right to make agreement with the mortgagor to be compensated by keeping the gage or proceeds from auction; on condition of failure to make agreement, the mortgagee shall file a case to the People’s Court.

After the gage is set off, auctioned or sold, the part of the value amount exceeding the amount of the obligee’s right shall be owned by the mortgagor, the short part shall be satisfied by the debtor.

III. After handling of the gage, on condition of advances by the mortgagee, the proceeds from the gage shall be paid for full repayment of debts; on condition of no advances from the mortgagee, the proceeds shall be incorporated into security account set by the mortgagee for the debtor, as repayment or security for advances from the mortgagee.

Article VI Representations and Warranties

I. Representations and Warranties of the Mortgagor

(1)	The mortgagor is an independent legal subject, with necessary rights and capabilities for the contract. The mortgagor may fulfill obligations in the contract on its own behalf and bear civil liability.

(2)	The mortgagor has the right to sign the contract and has all warrants and authority required to sign the contract. Clauses in the contract are real intention of, and have legal binding effect on the mortgagor.

(3)	The mortgagor pledges to observe laws and regulations. The signing and fulfillment of the contract do not violate laws (“laws” refer to national and local laws, regulations, rules, local regulations and judicial interpretation), rules, related documents, judgments and adjudications, and do not contradict with any contracts, agreements or other obligations signed by the mortgagor.

(4)	The mortgagor pledges all financial statements (if any) provided herein comply with laws and regulations of PRC (excluding Hong Kong, Macau and Taiwan), all statements are true and complete in reflecting financial situation of the mortgagor, and all materials, documents and information related to the contract and gage are true, effective, accurate and complete.

Shanghai Pudong Development Bank	Maximum Mortgage Loan Contract

(5)	The mortgagor pledges to handle filing, registration and information disclosure to insure the effectiveness of the contract, and pay for all the taxes and expenses.

(6)	No harmful changes occur in operation and financial situation of the mortgagor since the submission of the latest audited financial statement.

(7)	The mortgagor has informed the mortgagee with all information needed for the decision of signing the contract.

(8)	The mortgagor pledges no occurrence of default (including but not limited to wages, Medicaid, disability grant, pension costs and compensation) during the fulfillment of the contract.

(9)	The mortgagor pledges no occurrence of unfavorable incidents for its contractual capacity.

II. Further Representations and Warranties of the Mortgagor

(1)	Upon the execution of the contract, no unknown lien and other security interests occur on the gage. Within the duration of the contract, the mortgagor shall not exercise lien and other security interests to any third party in any form without written approval from the mortgagee and provision in the contract.

(2)	The mortgagor pledges to have fulfilled, or will fulfill the obligations in the “land-use right assignment (transfer) contract” signed for obtaining land-using right hereinbefore. On condition that the land-use right in the contract means allocated land-use right, the mortgagor pledges to have obtained approval from land administration department, and paid full price of land in accordance with land transfer payment prescribed by land administration department.

(3)	The mortgagor pledges to pay land transfer fee, relocation fee, relative fee, land-use fee and other fees related to land-use right of the gage on time in accordance with “land assignment (transfer) contract”.

(4)	The mortgagor pledges to have paid payable project costs and no economic loss would occur for the mortgagee arising from unpaid project costs.

(5)	The mortgagor shall open special escrow account (as prescribed separately) for gage selling and lease at the instance of the mortgagee. The mortgagor shall remit all proceeds (including but not limited to build-selling money (including down payment), income from leasing gage, compensation and insurance compensation) from the “selling contract” (hereinafter referred to as “sales contract”) and “leasing contract” to the escrow account, and authorize the mortgagee to handle the money.

Article VII Covenants

I. Obligations of the Mortgagor

(1)	The mortgagor pledges to avoid behaviors hereinafter:

Sell, gift, lease, lend, transfer, mortgage, impawn or handle in other ways the total or majority of its assets.

Major changes in management system or organization of property right, including but not limited to contracting, leasing, affiliation, transformation to company, transformation to stock company, stock transfer, consolidation (or merger), joint venture (or cooperation), division, establishment of subsidiaries, transfer of property rights and reduction of capital.

Shanghai Pudong Development Bank	Maximum Mortgage Loan Contract

Gift, transfer or handle in other ways total or partial gage, or repay other debts related to the gage.

Revise articles of corporation, change business or core business.

Provide guarantee for a third party, causing unfavorable influence on its financial situation or the fulfillment of the contract.

Apply for restructuring, bankruptcy or disbanding the company.

Sign contracts/agreements or bear obligations unfavorable for its ability to fulfill the contract.

(2)

The mortgagor pledges that on condition of occurrences hereinafter, the mortgagor shall inform the mortgagee upon the occurrence, and deliver original copy of notice (seal is needed for an artificial person; signature is needed for a natural person) to the mortgagee within five banking days upon the occurrence.

Any occurrences that make the representations and warranties in the contract untrue or inaccurate.

The mortgagor or its majority shareholder, actual controller or connected person involves in litigation, arbitration, or detaining, freezing assets, or other punishments with the same effect, or the mortgagor’s legal representative, director of board, supervisor or higher management involve in litigation, arbitration or other coercive measures.

Changes in legal representative (if any), person in charge, authorized representative, chief financial officer, address or office; changes in domicile, habitual residence, work place, city, name or unfavorable change in income of the mortgagor.

Disputes over ownership of the gage, or unfavorable influence from any third party.

Be applied for restructuring, bankruptcy by other loaners or withdrawal by authority at the higher level.

(3)	On condition that any third party raises requirements that hinder the rights and interests of the mortgagee, the mortgagor shall protect the rights and interests of the mortgagee by all means. On condition that the gage is confiscated, the mortgagor shall use its compensation to repay the debts guaranteed as required by the mortgagee, or submit the compensation to the mortgagee as security for maintaining guarantee.

(4)	The mortgagor shall pay all expenses arising from evaluation, registration, notarization, appraisal, insurance, maintenance, keeping value of the gage and protecting rights and interests of the mortgagee.

(5)	Within the duration of the contract, on condition that the lawful heir carries on the gage, the successor shall bear all the responsibilities and obligations under the contract. The successor is obliged to handle alteration formalities in property registration departments within fifteen banking days. The expenses shall be paid by the successor.

(6)	The mortgagor shall obtain the written approval from the mortgagee when planning advance sale (hereinafter referred to as “sell”) or leasing total or partial of the gage. On condition that selling or leasing are needed, the mortgagor shall: I insure all earnings or rents from the gage and all proceeds related are remitted to the escrow account, or used to repay due (including acceleration of maturity) interest on principal and all expenses related, or repay interest on principal in advance (the mortgagor shall comply with provisions of the contract herein). No one shall use the money without the approval from the mortgagee. Or: II provide other satisfactory assurance protection. Or: III fulfilled other obligations as required by the mortgagee. On condition of measures hereinbefore, and that the mortgagor have handled formalities for cancelling mortgage upon the approval of the mortgagee, the mortgagor may handle transfer procedures or registration formalities of the gage.

Shanghai Pudong Development Bank	Maximum Mortgage Loan Contract

(7)	On condition that the master contract includes opening letter of credit, letter of guarantee or standby letter of credit, the mortgagor pledges on condition that the debtor has not paid security as required (including payment in advance), the mortgagor shall bear responsibility of joint liability. Replenishing security by the mortgagor does not exempt it from fulfilling guarantee under the contract. All losses (including loss of interest) arising from fulfilling guarantee shall be paid by the mortgagor.

(8)	On condition that the mortgagee has the right to realize lien in accordance with provisions in the contract, the mortgagor shall collaborate with the mortgagee in handling formalities to insure the realization of lien.

(9)	On condition that the mortgagor is not the debtor in the master contract, the mortgagor pledges to bear joint liability upon the occurrences hereinafter:

The proceeds from lawful auction and selling of gage are not sufficient to repay obligee’s rights, or the value of gage is not sufficient to repay obligee’s rights.

On condition of damaging or destroying of gage not caused by the mortgagor, the compensation and insurance money are not sufficient to repay obligee’s rights.

On condition that the gage is confiscated by the government caused by the mortgagor, the compensation is not sufficient to repay obligee’s rights.

The mortgagee may not exercise or lose lien not caused by the mortgagee.

5	Ineffective or cancellation of the contract caused by the mortgagor.

II. Deduction Covenants

(1)	On condition of mature payable liabilities, the mortgagee has the rights to deduct from any account opened in Shanghai Pudong Development Bank by the mortgagor.

(2)	Without special provisions, the deducted money shall be firstly used to repay mature liabilities of the mortgagor, then repay mature interests, finally repay interest on principal.

(3)	On condition of different currencies between the deducted money and payable liabilities, the mortgagee has the right to settle/buy foreign exchange in accordance with the exchange rate set by the mortgagee; the exchange risk shall be borne by the mortgagor.

III. Proof of Debt

The proofs of debt guaranteed by the gage are subject to the accounting documents issued by the mortgagee in accordance with its own business provision.

IV. Notifications and Delivery

Shanghai Pudong Development Bank	Maximum Mortgage Loan Contract

(1)	Notifications in the contract shall be delivered to the address listed on the signing page, unless the other party changes its address. On condition of delivery in accordance with the address herein, notifications are deemed to be received by: the seventh banking day upon mailing in the main business address (for a legal person and its branches, and other economic organizations), or domicile (for a natural person) for letter; the signing date for personal delivery; sending date for fax or e-mails. All notifications, requirements and other messages shall be deemed to be received upon acceptance by the mortgagee. Original copies (seal is needed for an artificial person; signature is needed for a natural person) of all notifications by fax or e-mail shall be delivered in person or by mail for confirmation to the mortgagee.

(2)	The mortgagor agrees that all summons and notifications to the mortgagor shall be deemed as delivery on condition of being sent to the address listed herein. Change of address without informing the mortgagee shall be regarded ineffective.

V. Effect, Changes and Cancellation

(1)	The contract is formed upon seals from the mortgagor and the mortgagee, and signatures or seals (on condition that the mortgagor is a natural person, only signature is needed) from legal representatives/persons in charge/authorized representatives of the two parties; comes into effect upon mortgage registration formalities by property registration departments; and terminated upon full repayment of the principal obligee’s rights under guarantee.

(2)	The effectiveness of the contract is separated from the master contract. The ineffectiveness or cancellation of the master contract shall not affect the effectiveness of this contract. The ineffectiveness or cancellation of certain clauses in the contract shall not affect the effectiveness of other clauses.

(3)	Neither party shall change or cancel the contract upon its execution. The change or cancellation of the contract can only be made after consultation and written agreement of the two parties.

Article VIII Event of Default and Options

I. Event of Default

The occurrences of any of the following shall constitute event of default:

Any statements, explanation, warrants made by the mortgagor in the contract, or any notifications, authorizations, approvals, agreements, decisions, certificates and other documents shall be proven to be inaccurate or misleading, or ineffective, rescinded or with no legal standing.

The mortgagor violates any clauses in article seven.

The mortgagor is forced to close down, stop production, suspend business for rectification, restructure, liquidate, be taken over, place under trusteeship, disband, revoke business license, cancel of registration or bankrupt.

The mortgagor runs into trouble in financial status and operation, or experiences occurrences unfavorable for its regular operation, financial status or compensation ability.

The mortgagor or its majority shareholder, actual controller or connected person involves in litigation, arbitration, or detaining, freezing assets, or other punishments with the same effect, or the mortgagor’s legal representative, director of board, supervisor or higher management involve in litigation, arbitration or other coercive measures, leaving the mortgagor in an unfavorable position for repayment.

The death or declaration of death of a natural person as the mortgagor.

The mortgagor transfers or intends to transfer assets through marriage.

The mortgagor gifts, exchanges, sells in advance, sells, rehypothecates or deal with the gage in other ways; or any incidents affecting the mortgagor’s ability to repay debts occur, such as decline of gage value, loss or major damages.

9	Other behaviors of the mortgagor in violating the contract or undermining the legitimate interest of the mortgagee.

Shanghai Pudong Development Bank	Maximum Mortgage Loan Contract

II. Options of Default

On condition of any occurrences herein, the mortgagee shall accelerate the maturity of principal obligee’s rights/or obligee’s rights, require the debtor to replenish security, realize lien as prescribed in article five, and require the mortgagor to pay penalty (calculated as prescribed in article ten). On condition that the penalty is not sufficient to pay the losses, the mortgagor shall compensate all losses of the mortgagee.

Article Nine Miscellaneous Provisions

I. Application of Law

The contract shall be governed by the laws of People’s Republic of China (excluding Hong Kong, Macau and Taiwan).

II. Solution of Disputes

Any disputes related to the contract shall be solved through consultation first. On condition that the disputes may not be solved by consultation, the People’s Court in the mortgagee’s residence shall execute nonexclusive jurisdiction. All parties shall continue to fulfill the provisions not under disputes.

III. Miscellaneous

(1)	Parties hereto may supplement in article ten matters not mentioned herein, or reach written agreement as appendices of the contract. Appendices (refer to article ten) are the inseparable part of the contract, with the same legal force.

(2)	Unless further provisions, terms and statements in the contract have the same meaning as the master contract.

(3)	The headings to the contract hereof are for ease of reference only, in no event shall the headings be interpreted as implications of the content.

Article Ten Contract Elements

I. The Master Contract Secured [refer to provisions hereinbefore]

(1)	The master contract refers to contracts signed between 2008, 8, 12 (Y, M, D) and 2011, 8, 11 (Y, M, D). The loaner in the contract refers to Shanghai Pudong Development Bank, Zhengzhou Branch in the master contract.

(2)	The debtor of the master contract refers to Henan Kaifeng Desheng Boiler Co., Ltd., its address is No. 26 Gongyuan Road, Kaifeng, Henan Province.

Shanghai Pudong Development Bank	Maximum Mortgage Loan Contract

II. Details of the Gage in the Contract: [refer to article one] Gage---

(1)	Location: No. 26 Gongyuan Road, Shunhe District, Kaifeng

(2)	Address: No. 26 Gongyuan Road, Shunhe District, Kaifeng

(3)	Gross Building Area: 23504.1 square meters.

(4)	No. of house ownership certificate of title: (232901)-(232912), Henan

(5)	No. of state-owned land-use certificate: (231303), (231304), Henan.

(6)	The area of land use: 54898.87 square meters.

(7)	Land tenure: from December 6th , 2004 to August 30th , 2054.

(8)	The amount of principal obligee’s rights of mortgage: 30 million RMB.

(9)	Mortgage term: from August 12th , 2008 to August 11th , 2011.

(10)	Value of gage: 45,414,400 RMB, including value of property 14,299,600 RMB, and value of use right of state-owned land 31,114,800 RMB.

(11)	Ranking of the mortgage: 1st .

III. The Master Contract Secured [refer to article 2.1. (1)]

The principal obligee’s rights under the contract refer to credits (including but not limited to all types of loans and liabilities arising from the provision of domestic letter of credit, acceptance bill and letter of guarantee) provided by the loaner to the debtor from August 12th, 2008 to August 11th, 2011 (referred to as “duration of obligee’s rights” in the contract). Balance of the principal obligee’s rights shall not exceed 30 million RMB (or its equivalence) within the duration of obligee’s rights. On condition of different currencies, the loaner shall calculate in accordance with the exchange rate set on its own.

IV. The contract is in triplicate, with the same legal force. The mortgagor, the mortgagee and department of land and resources of Kaifeng shall hold one copy each.

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Shanghai Pudong Development Bank	Maximum Mortgage Loan Contract

This is page of signatures.

The contract is made as of August 12th, 2008. The mortgagor confirms that the two parties have elaborated and discussed all articles of the contract before signing. The two parties sign the contract without demur, and have accurate interpretation for rights and obligations, limits of liability and exception of clause.

Mortgagor (official seal): Henan Kaifeng Desheng Boiler Co., Ltd.

Legal representative or
authorized representative
(signature or seal): Honghai Zhang

Mortgagor (official seal): Shanghai Pudong Development Bank, Zhengzhou Branch

Legal representative or
authorized representative
(signature or seal): Ning Hu